EXHIBIT 99.1

Plug Power Announces First Quarter 2008 Financial Results

Company Expects Improved Market Traction In 2008

LATHAM, N.Y., May 8, 2008 (PRIME NEWSWIRE) -- Plug Power Inc. (Nasdaq:PLUG), a leader in providing clean, reliable on-site energy solutions, today provided a progress update and reported its financial results for the first quarter of 2008.

Revenue for the first quarter of 2008 was $3.7 million. This compares with revenue in the same period in 2007 of $2.6 million.

Net loss for the first quarter of 2008 was $20.7 million, or $0.24 per share on a basic and diluted basis, compared with $11.2 million, or $0.13 per share, for the first quarter of 2007.

Much of the increase in net loss is attributable to the operating costs associated with Plug Power Canada, formed from the Cellex Power Products, Inc. and General Hydrogen Corporation businesses which were acquired during 2007, and a $2.8 million other than temporary impairment charge associated with auction rate securities included in the available-for-sale securities portfolio.

"Overall, growth in the first quarter of 2008 was modest compared to the prior year's first quarter, but we have seen considerable interest as we engage new customers and partners across all of our products," said Andy Marsh, recently appointed president and CEO of Plug Power. "As we work our way through this transitional phase, my expectation is that sales, shipments and installations will grow throughout the year for our backup power and motive power markets."

Plug Power continues to experience significant customer pull for GenDrive, its motive power solution for the material handling industry. In addition to the upcoming Wal-Mart deployment, during the first quarter the Company received follow-on orders from Bridgestone Firestone North American Tire. Also, initial deployments with SYSCO Foods and Ace Hardware Corporation are proving the value proposition of the GenDrive fuel cell solution.

"Taken together all of this activity in the motive power market points to the widespread interest in a hydrogen power solution by operators of large warehouses, distribution centers and manufacturing facilities," commented Marsh.

During the first quarter, the Company initiated follow-up trials of its GenCore backup power solution with existing customers in new regions. Furthermore, Plug Power expects increased market engagement once the details of the FCC rule on backup power becomes clear.

Plug Power also unveiled its latest technology solution for residential combined heat and power applications. Designed as a drop-in replacement for existing furnaces and boilers, the high-temperature GenSys(r) fuel cell system is expected to create value for consumers through lower utility bills and a smaller carbon footprint. Going forward, Plug Power has engaged several utility partners in Europe and North America to drive product refinements based on their respective market requirements.

Product Installations, Shipments and Backlog

Total (GenCore, GenDrive and GenSys(r) products) shipments in the first quarter were 61 units.

During the first quarter of 2008, Plug received 54 total new unit orders. Total product backlog at March 31, 2008, was 298 units. Product orders include firm orders, stocking orders and orders that require certain conditions or contingencies and certain redesign elements to be satisfied prior to shipment, some of which are outside Plug Power's control. The time periods from order receipt to shipment date and from shipment date to installation vary widely and are determined by a number of factors, including the customer contract terms and deployment plan as well as siting, permitting and construction.

Revenue

Product and service revenue was $0.9 million for the first quarter of 2008, while research and development (R&D) contract work contributed $2.9 million to the quarter's revenue total. These amounts compare to $0.5 million of product and service revenue and $2.2 million of R&D contract revenue for the first quarter of 2007. Plug Power defers recognition of product and service revenue and recognizes revenue on a straight-line basis over the service period of each sold system. Deferred revenue was $3.7 million at March 31, 2008. Plug Power expects to recognize substantially all of this deferred product and services revenue over the next 24 months.

Operational Results

Total cost of revenue for the first quarter was $6.6 million, comprised of $1.6 million for product and service cost of revenue and $5.0 million for R&D contract cost of revenue. This compares to total cost of revenue of $4.3 million in the first quarter of 2007, which was comprised of $1.7 million of cost of product and service revenue and $2.6 million of cost of R&D contract revenue.

R&D expenses for the first quarter of 2008 were $10.0 million compared with $9.3 million for the first quarter of 2007.

Selling, general and administrative (SG&A) expenses were $6.5 million for the first quarter of 2008 compared with $4.1 million for the first quarter of 2007.

Cash and Liquidity

Net cash used in operating activities for the quarter ended March 31, 2008, was $15.5 million and an additional $0.6 million was used for capital expenditures. On March 31, 2008, Plug Power had cash, cash equivalents and available-for-sale securities of $146.8 million and net working capital of $145.5 million, compared with $251.4 million and $257.5 million, respectively, at March 31, 2007.

Included in available-for-sale securities and working capital at March 31, 2008 was $60.1 million of auction rate debt securities. The recent disruption in the financial markets has resulted in reduced liquidity for these types of securities and recent auctions for such securities have not been successful. Accordingly, the Company expects to hold these securities until there is a successful auction or the Company sells them in the open market. Securities similar to the auction rate debt securities held by the Company are currently trading at a discount on the open market.

Given the risk of continued failed auctions for auction rate securities and the discounted trading for such securities in the open market, the Company concluded that the estimated fair value of these securities has become lower than the cost of these securities and that this difference represents a decline in fair value that is other than temporary. Accordingly, the Company recorded an other than temporary impairment charge of $2.8 million as of March 31, 2008.

Conference Call

Plug Power has scheduled a conference call today at 10:00 a.m. (EDT) to review the Company's results for the first quarter of 2008. Interested parties are invited to listen to the conference call by calling (877) 407-8291, or (201) 689-8345 for international participants, and entering the pass code PLUG (7584).

The webcast can by accessed by visiting the Plug Power Web site at www.plugpower.com and selecting the conference call link on the home page. The call will be archived on the Company's Web site for a period of time following the call.

About Plug Power

Plug Power Inc. (Nasdaq:PLUG), an established leader in the development and deployment of clean, reliable on-site energy solutions, integrates fuel cell technology into backup, motive and continuous power products for telecommunications, material handling, utility and uninterruptible power supply applications. The Company is actively engaged with private and public customers in targeted markets throughout the world, including North America, Europe, the Middle East, Russia, South Africa and South America. For more information about how to join Plug Power's energy revolution as an investor, customer, supplier or strategic partner, please visit www.plugpower.com.

Safe Harbor Statement

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to statements regarding our expectations for revenues and product orders, sales, shipments and installations for 2008. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control and that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements, including, without limitation, the risk that the FCC does not adopt rules regarding back up power requirements,; the risk that unit orders will not ship, be installed and/or convert to revenue, in whole or in part; Plug Power's ability to develop commercially viable on-site energy products; the cost and timing of developing Plug Power's on-site energy products; market acceptance of Plug Power's on-site energy products; Plug Power's ability to manufacture on-site energy products on a large-scale commercial basis; competitive factors, such as price competition and competition from other traditional and alternative energy companies; the cost and availability of components and parts for Plug Power's on-site energy products; Plug Power's ability to establish relationships with third parties with respect to product development, manufacturing, distribution and servicing and the supply of key product components; Plug Power's ability to protect its Intellectual Property; Plug Power's ability to lower the cost of its on-site energy products and demonstrate their reliability; the cost of complying with current and future governmental regulations; the impact of deregulation and restructuring of the electric utility industry on demand for Plug Power's on-site energy products; and other risks and uncertainties discussed under "Item IA-Risk Factors" in Plug Power's annual report on Form 10-K for the fiscal year ended December 31, 2007, filed with the Securities and Exchange Commission ("SEC") on March 17, 2008, and the reports Plug Power files from time to time with the SEC. Plug Power does not intend to and undertakes no duty to update the information contained in this communication.

 Plug Power Inc.
 Financial Highlights

 Balance Sheets (Dollars in thousands):
 --------------------------------------
 (unaudited)                                   March 31,   December 31,
                                                 2008         2007
                                               --------     --------
 Assets
 Current assets:
  Cash and cash equivalents                    $ 51,755     $ 12,077
  Available-for-sale securities                  95,013      153,624
  Accounts receivable                             4,104        4,338
  Inventory                                       6,548        5,787
  Government assistance receivable                  223          270
  Prepaid expenses and other current assets       1,685        2,721
                                               --------     --------
   Total current assets                         159,328      178,817

 Property, plant and equipment, net              20,749       21,065
 Goodwill and intangible assets                  65,812       68,379
 Other assets                                       153          131
                                               --------     --------
   Total assets                                $246,042     $268,392
                                               ========     ========
 Liabilities and Stockholders' Equity
 Current liabilities:
  Accounts payable                             $  4,182     $  4,637
  Accrued expenses                                4,055        5,510
  Deferred revenue                                3,717        3,341
  Other current liabilities                       1,920        1,423
                                               --------     --------
   Total current liabilities                     13,874       14,911

    Other liabilities                             4,415        4,580
                                               --------     --------
     Total liabilities                           18,289       19,491

 Stockholders' equity                           227,753      248,901
                                               --------     --------
  Total liabilities and stockholders' equity   $246,042     $268,392
                                               ========     ========

 Statements of Operations (Dollars in thousands):
 ------------------------------------------------
 (unaudited)                                     Three months ended
                                                      March 31,
                                              ------------------------
                                                  2008          2007
                                              ----------    ----------
 Revenue
  Product and service revenue                 $      850    $      462
  Research and development contract revenue        2,887         2,168
                                              ----------    ----------
    Total revenue                                  3,737         2,630

 Cost of revenue and expenses
  Cost of product and service revenue              1,638         1,685
  Cost of research and development
   contract revenue                                4,974         2,653
  Research and development expense                10,036         9,298
  Selling, general and administrative expense      6,461         4,051
  Amortization of intangible assets                  575            --
                                              ----------    ----------
    Operating loss                               (19,947)      (15,057)

  Interest income and net securities
   available-for-sale transactions                  (674)        3,874
  Interest and other expense                        (107)           --
                                              ----------    ----------
    Net loss                                  $  (20,728)   $  (11,183)
                                              ==========    ==========
 Loss per share: Basic and diluted            $    (0.24)   $    (0.13)
                                              ==========    ==========
 Weighted average number of common
  shares outstanding                          88,071,196    86,448,152
                                              ==========    ==========

CONTACT: Plug Power Inc.
         Media:
         Eoin Connolly
         (518) 782-7700, ext. 1643
         Investor Contact:
         Cathy Yudzevich
         (518) 782-7700, ext. 1448